OBLIGATION AGREEMENT

THIS AGREEMENT, dated as of April 3, 2009, but effective as of August 15, 2008, between SinoCubate, Inc., a Nevada corporation ("*SinoCubate*") and Viking Investments Group LLC, a Delaware limited liability company ("*Viking*").

WITNESSETH:

WHEREAS, Viking is the record and beneficial owner of 63.5% of the issued and outstanding shares of capital stock of SinoCubate;

WHEREAS, SinoCubate is the surviving entity after a merger by and between SinoCubate and Synthenol Inc., a Florida corporation ("*Synthenol*," together with SinoCubate, the "*Company*");

WHEREAS, Viking has agreed to pay for any expenses and/or liabilities charged to the Company by third parties for the performance of services (duly authorized and/or contracted for by the Company) for the benefit of the Company until Viking is no longer a majority shareholder of the Company (the "Service Payments");

WHEREAS, the Company and Viking want to document Viking's obligation to make the Services Payments when the bills for such services are presented to either the Company or Viking.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the terms and subject to the conditions hereof, each of the parties hereto agrees as follows:

1. **OBLIGATION**. Viking hereby acknowledges and agrees that it is obligated and will continue to be obligated to pay for any Service Payments due which are duly presented to either the Company or Viking by third parties for the performance of services giving rise to the Service Payments and this obligation shall remain until such time that Viking is no longer the majority shareholder of the Company.

2. **MISCELLANEOUS.**

2.1 *Amendments and Waivers*. This Agreement may not be amended, and none of its provisions may be modified, except expressly by an instrument signed by the parties hereto.

2.2 *Assignment*. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and its respective successors and permitted assigns.

2.3 *Entire Agreement*. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior negotiations, commitments, agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

2.4 *Governing Law*. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

2.5 *Counterparts*. This Agreement may be executed by the parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

2.6 *No Third Party Beneficiaries*. Nothing in this Agreement is intended or shall be construed to give any individual, corporation, limited liability company, partnership, firm, joint venture, association, trust, unincorporated organization, governmental authority or other entity, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

SINOCUBATE, INC.

/s/ Tom Simeo

Tom Simeo
Chief Executive Officer

VIKING INVESTMENTS GROUP LLC.

/s/ Tom Simeo

Tom Simeo
General Partner